ARC Reports 2022 Annual Growth in Sales, Margins, EPS and Operating Cash Flows
SAN RAMON, CA – (February 22, 2023) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the fourth quarter and full year ended December 31, 2022.

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2022	2021	2022	2021
Net Sales	$68.8	$69.2	$286.0	$272.2
Gross Margin	33.7%	32.2%	33.6%	32.2%
Net income attributable to ARC	$2.1	$2.6	$11.1	$9.1
Adjusted net income attributable to ARC	$2.6	$2.7	$12.0	$9.5
Earnings per share - Diluted	$0.05	$0.06	$0.26	$0.21
Adjusted earnings per share - Diluted	$0.06	$0.06	$0.28	$0.22
Cash provided by operating activities	$10.8	$7.6	$37.2	$35.8
EBITDA	$8.9	$9.9	$39.1	$40.0
Adjusted EBITDA	$9.3	$10.4	$40.9	$41.7
Capital Expenditures	$1.6	$0.2	$5.9	$3.6
Debt & Finance Leases (including current)			$66.5	$78.2
Management Commentary
“Today we reported strong results for 2022, and significant advancements in meeting our strategic goals,” said Suri Suriyakumar, CEO of ARC Document Solutions. “Our annual sales grew, and we improved nearly all of our key operating metrics. Best of all, we will continue growing in 2023.”

President and Chief Operating Officer Dilo Wijesuriya said, “Our market and product diversification strategy continued to help us deliver solid sales growth, margin expansion, and profitability during 2022. For 2023 we will continue to focus on delivering exceptional customer value and selling into more industry verticals. Everything we do gets better when we diversify our market.”

“Throughout 2022 we leveraged our overhead costs to achieve a 140-point gross margin increase, and EPS grew nearly 25% on sales growth of five percent,” said Jorge Avalos, CFO of ARC. “Cash flow from operations grew by $1.5 million year-over-year, and we reduced our debt, net of cash, by $8.4 million over 2021. Shareholder returns reached an all-time high as we paid more than $8 million dollars in dividends at a 6 percent-plus yield and purchased more than $2 million dollars of our own shares. In 2023, we expect to continue growing the top line and the bottom line, and to return excellent shareholder returns.”

Fourth Quarter Overview
Demand for digital printing was high across our customer base during the early part of the fourth quarter but softened as expected over the year-end holidays. Onsite print volumes declined slightly during the quarter, but indications for bringing more employees back into offices grew, creating the potential for renewed interest. Design and construction activity remained robust as we sold more non-traditional services to customers who, historically, only engaged us for construction drawing reproductions and document management. Demand for scanning remained steady, as did domestic sales of equipment and supplies sales, but poor performance in in our Chinese joint venture suppressed overall sales. Inflation in the U.S., Canada and abroad continued to force labor and other SG&A costs upward, but because increases in materials prices are typically passed on to our customers, their effect was muted on the business. We believe most supply chain disruptions are behind us.

2022 Fourth Quarter Supplemental Information & 2023 Expectations:
•Cash and cash equivalents on the consolidated balance sheet in the fourth quarter 2022 were $52.6 million.
•ARC’s next quarterly cash dividend of $0.05 will be paid on February 28, 2023 with a record date of January 31, 2023.
•Days sales outstanding were 51 days as of fourth quarter 2022.
•The number of MPS locations at the end of the fourth quarter was approximately 10,720.

•With sales growth moderating from 2022 levels, management expects an annual EPS growth percentage in the double-digit range
•Quarterly EBITDA average in 2023 is expected to remain $10 million.
•Finance lease payments in 2023 are projected to be approximately $12.5 million.
•Anticipated 2023 shareholder returns will be in the range of $10 million.

Net Revenue

In millions	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Total Net Revenue	$286.0	$68.8	$73.1	$74.6	$69.5	$272.2	$69.2
In the fourth quarter 2022, net revenue decreased 0.6%, or $0.4 million, compared to the fourth quarter of 2021, largely due to weak sales from our Chinese joint venture. Net revenue for full-year 2022 increased 5.1% or $13.8 million, year-over-year compared to the full year of 2021, largely driven by our expansion of addressable markets and industries.
Revenue by Business Line

In millions	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Digital Printing	$174.8	$42.0	$44.7	$46.2	$41.9	$166.7	$41.3
MPS	$75.8	$18.5	$19.4	$19.2	$18.7	$72.4	$18.6
Scanning and Digital Imaging	$17.4	$4.1	$4.8	$4.3	$4.2	$14.5	$4.1
Equipment and Supplies	$18.1	$4.3	$4.3	$4.8	$4.7	$18.6	$5.3
For the fourth quarter 2022, Digital Printing sales increased 1.7% compared to prior year, and for the full-year 2022 increased 4.8% year-over-year. New sales for the quarter were driven by demand in the retail, office, education, and construction verticals as the economic constraints of the pandemic waned throughout the year.
For the fourth quarter 2022, Managed Print Services (MPS) sales decreased 0.7% compared to prior year, and sales for full-year 2022 increased 4.6% as compared to 2021. Growth in annual MPS sales reflects an increase of on-site printing volume as moderation of work-from-home directives encouraged more employees to return to offices during the period, as activity on construction job sites continued, and as we implemented price increases to offset the effects of inflation in our supply chain.
For the fourth quarter 2022, Scanning and Digital Imaging sales increased 0.3% compared to prior year, and sales for the full-year 2022 increased 20.1% year-over-year as compared to the full year of 2021. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
For the fourth quarter 2022, Equipment and Supplies sales decreased 19.1% compared to prior year, and sales for the full-year 2022 declined 2.7% year-over-year as compared to the full year of 2021.The decrease was a result of reduced sales from our Chinese joint venture as the Chinese economy continues to be challenged.
Gross Profit

In millions unless otherwise indicated	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Gross Profit	$96.0	$23.2	$24.8	$25.5	$22.4	$87.7	$22.3
Gross Margin	33.6%	33.6%	33.9%	34.2%	32.3%	32.2%	32.2%
Fourth quarter gross profit improved by $0.9 million over the same period in 2021 and increased by $8.3 million for the full-year 2022 as compared to 2021. The quarterly increase was driven by a reduction in depreciation expense, as well as our improved cost structure, while the full year benefited from higher sales.
Selling, General and Administrative Expenses

In millions	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Selling, general and administrative expenses	$77.5	$19.2	$19.1	$19.9	$19.4	$72.3	$17.9
Selling, general and administrative (SG&A) expenses in the fourth quarter 2022 increased in absolute dollars year-over-year by $1.2 million or 6.7%, and for the full year 2022 increased $5.2 million or 7.2% compared to 2021. The increase is due to higher labor costs, as well as higher commissions, bonuses, and travel resulting from increased sales and profitability.

Net Income and Earnings Per Share

In millions unless otherwise indicated	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Net Income Attributable to ARC – GAAP	$11.1	$2.1	$3.7	$3.3	$2.0	$9.1	$2.6
Adjusted Net Income Attributable to ARC	$12.0	$2.6	$3.7	$3.7	$2.0	$9.5	$2.7

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.26	$0.05	$0.09	$0.08	$0.05	$0.21	$0.06
Adjusted Diluted EPS	$0.28	$0.06	$0.09	$0.08	$0.05	$0.22	$0.06
Year-over-year, net income attributable to ARC and earnings per share in the fourth quarter of 2022 decreased as a result of lower sales. Year-over-year, net income attributable to ARC and earnings per share for the full year of 2022 increased. Earnings growth for the full year 2022, was primarily driven by the increase in net sales and the decrease in depreciation expense, partially offset by the increase in selling, general and administrative expenses described above. As hybrid work schedules reduced office printing volumes, our need for printing equipment has significantly decreased and has thus reduced our depreciation expense.
Cash Provided by Operating Activities

In millions	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
Cash provided by operating activities	$37.2	$10.8	$14.9	$8.6	$2.9	$35.8	$7.6
The year-over-year increase in cash flows from operations during the fourth quarter of 2022 and for the full-year 2022, compared to the same period in 2021, was primarily due to an improvement in collections and an increase in net income.
EBITDA

In millions	FYE 2022	4Q 2022	3Q 2022	2Q 2022	1Q 2022	FYE 2021	4Q 2021
EBITDA	$39.1	$8.9	$10.8	$10.9	$8.6	$40.0	$9.9
Adjusted EBITDA	$40.9	$9.3	$11.2	$11.3	$9.1	$41.7	$10.4
Decreases in EBITDA and Adjusted EBITDA in the fourth quarter of 2022 and the full year 2022 as compared to the same period in 2021, are largely attributable to higher labor and SG&A costs as noted above.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2022	2021	2022	2021
Digital Printing	61.0%	59.6%	61.1%	61.2%
MPS	26.8%	26.9%	26.5%	26.6%
Scanning and Digital Imaging	5.9%	5.9%	6.1%	5.3%
Equipment and Supplies sales	6.3%	7.6%	6.3%	6.9%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, February 22, 2023, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss the results of the Company's 2022 fourth quarter and fiscal year. To access the live conference call, dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 6872020 and will be required to dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “we expect,” “will continue growing,” “look ahead,” “going forward,” “gets better when,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2022	2021
Cash and cash equivalents	$52,561	$55,929
Accounts receivable, net of allowances for accounts receivable of $1,947 and $2,104	38,748	39,441
Inventory	8,610	8,842
Prepaid expenses	4,018	4,125
Other current assets	3,540	4,207
Total current assets	107,477	112,544
Property and equipment, net of accumulated depreciation of $231,913 and $229,803	40,214	45,153
Right-of-use assets from operating leases	28,163	29,360
Goodwill	121,051	121,051
Other intangible assets, net	208	325
Deferred income taxes, net	7,993	13,293
Other assets	2,209	2,273
Total assets	$307,315	$323,999
Current liabilities:
Accounts payable	$22,972	$22,753
Accrued payroll and payroll-related expenses	11,235	11,857
Accrued expenses	16,882	16,752
Current operating lease liabilities	9,924	10,284
Current portion of finance leases	11,558	13,816
Total current liabilities	72,571	75,462
Long-term operating lease liabilities	23,339	24,952
Long-term debt and finance leases	54,916	64,426
Other long-term liabilities	199	167
Total liabilities	151,025	165,007
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 51,400 and 50,584 shares issued and 43,101 and 43,108 shares outstanding	51	50
Additional paid-in capital	132,952	129,881
Retained earnings	44,416	41,768
Accumulated other comprehensive loss	(4,187)	(2,501)
	173,232	169,198
Less cost of common stock in treasury, 8,299 and 7,476 shares	18,877	16,771
Total ARC Document Solutions, Inc. shareholders’ equity	154,355	152,427
Noncontrolling interest	1,935	6,565
Total equity	156,290	158,992
Total liabilities and equity	$307,315	$323,999

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Service sales	$64,540	$63,954	$267,891	$253,586
Equipment and Supplies sales	4,282	5,293	18,119	18,622
Total net sales	68,822	69,247	286,010	272,208
Cost of sales	45,633	46,965	190,013	184,558
Gross profit	23,189	22,282	95,997	87,650
Selling, general and administrative expenses	19,168	17,949	77,544	72,322
Amortization of intangible assets	10	31	97	199
Income from operations	4,011	4,302	18,356	15,129
Other income, net	(13)	(11)	(62)	(41)
Interest expense, net	466	456	1,796	2,147
Income before income tax provision	3,558	3,857	16,622	13,023
Income tax provision	1,456	1,232	5,832	4,181
Net income	2,102	2,625	10,790	8,842
Loss (Income) attributable to noncontrolling interest	21	(23)	304	301
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,123	$2,602	$11,094	$9,143
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.06	$0.26	$0.22
Diluted	$0.05	$0.06	$0.26	$0.21
Weighted average common shares outstanding:
Basic	42,226	42,017	42,214	42,164
Diluted	42,882	43,204	43,280	42,732

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(In thousands) (Unaudited)	December 31,		December 31,
	2022	2021	2022	2021
Cash flows from operating activities
Net income	$2,102	$2,625	$10,790	$8,842
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	45	57	320	221
Depreciation	4,816	5,597	20,328	24,357
Amortization of intangible assets	10	31	97	199
Amortization of deferred financing costs	15	15	61	62
Stock-based compensation	442	462	1,773	1,686
Deferred income taxes	740	1,005	4,927	3,642
Deferred tax valuation allowance	234	198	264	323
Other non-cash items, net	(70)	(59)	(205)	(226)
Changes in operating assets and liabilities:
Accounts receivable	2,685	628	(195)	(3,380)
Inventory	958	313	62	651
Prepaid expenses and other assets	2,872	2,924	9,746	9,889
Accounts payable and accrued expenses	(4,020)	(6,195)	(10,741)	(10,491)
Net cash provided by operating activities	10,829	7,601	37,227	35,775
Cash flows from investing activities
Capital expenditures	(1,597)	(163)	(5,881)	(3,554)
Other	97	74	307	365
Net cash used in investing activities	(1,500)	(89)	(5,574)	(3,189)
Cash flows from financing activities
Proceeds from stock option exercises	849	326	1,201	380
Proceeds from issuance of common stock under Employee Stock Purchase Plan	36	18	98	61
Share repurchases	(776)	(521)	(2,106)	(2,114)
Distribution to noncontrolling interest	—	—	(3,908)	—
Payments on long-term debt agreements and finance leases	(3,148)	(4,451)	(14,736)	(18,369)
Borrowings under revolving credit facilities	40,000	31,250	154,000	100,500
Payments under revolving credit facilities	(42,500)	(32,500)	(160,250)	(109,250)
Payment of deferred financing costs	(6)	—	(6)	(281)
Dividends paid	(2,116)	(837)	(8,448)	(2,949)
Net cash used in financing activities	(7,661)	(6,715)	(34,155)	(32,022)
Effect of foreign currency translation on cash balances	245	229	(866)	415
Net change in cash and cash equivalents	1,913	1,026	(3,368)	979
Cash and cash equivalents at beginning of period	50,648	54,903	55,929	54,950
Cash and cash equivalents at end of period	$52,561	$55,929	$52,561	$55,929
Supplemental disclosure of cash flow information:
Noncash financing activities:
Finance lease obligations incurred	$3,094	$3,263	$9,482	$8,034
Operating lease obligations incurred	$1,533	$(341)	$8,687	$1,774

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Service Sales
Digital Printing	$41,986	$41,282	$174,752	$166,694
MPS	18,465	18,597	75,782	72,434
Scanning and Digital Imaging	4,089	4,075	17,357	14,458
Total services sales	64,540	63,954	267,891	253,586
Equipment and Supplies sales	4,282	5,293	18,119	18,622
Total net sales	$68,822	$69,247	$286,010	$272,208

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash flows provided by operating activities	$10,829	$7,601	$37,227	$35,775
Changes in operating assets and liabilities	(2,495)	2,330	1,128	3,331
Non-cash expenses	(1,406)	(1,678)	(7,140)	(5,708)
Income tax provision	1,456	1,232	5,832	4,181
Interest expense, net	466	456	1,796	2,147
Loss (Income) attributable to noncontrolling interest	21	(23)	304	301
EBITDA	8,871	9,918	39,147	40,027
Stock-based compensation	442	462	1,773	1,686
Adjusted EBITDA	$9,313	$10,380	$40,920	$41,713

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,123	$2,602	$11,094	$9,143
Interest expense, net	466	456	1,796	2,147
Income tax provision	1,456	1,232	5,832	4,181
Depreciation and amortization	4,826	5,628	20,425	24,556
EBITDA	8,871	9,918	39,147	40,027
Stock-based compensation	442	462	1,773	1,686
Adjusted EBITDA	$9,313	$10,380	$40,920	$41,713
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,123	$2,602	$11,094	$9,143
Deferred tax valuation allowance and other discrete tax items	495	116	905	352
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,618	$2,718	$11,999	$9,495

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.06	$0.26	$0.22
Diluted	$0.05	$0.06	$0.26	$0.21
Weighted average common shares outstanding:
Basic	42,226	42,017	42,214	42,164
Diluted	42,882	43,204	43,280	42,732

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.06	$0.28	$0.23
Diluted	$0.06	$0.06	$0.28	$0.22
Weighted average common shares outstanding:
Basic	42,226	42,017	42,214	42,164
Diluted	42,882	43,204	43,280	42,732
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures

EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and twelve months ended December 31, 2022 and 2021 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2022 and 2021.
We have presented adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021 to exclude stock-based compensation expense. The adjustment of EBITDA for this item is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.